Transamerica 10f-3 Equity Report July 2016


Fund	Offering Date/Trade Date	Issuer/Security
	Cusip	Offering Type	Shares	Unit Price of
Offering/Price Paid Per Unit	Spread	Total Price Paid
	Underwriter From Whom the Fund Purchased
	Total Shares Offered	Total Size of the
Offering	Total Shares Purchased by Investment
Management	Total Price Paid by the Fund Plus Total
Price paid For Same Securities Purchased By the Same
Sub-adviser	% of Offering
Transamerica Funds- Transamerica Long/Short Strategy
	2/4/2016	Hess Corporation (HES)
Secondary 	42809H10	U.S Registered	 1,047
$39.00 	 $1.17 	$40,833	Goldman, Sachs & Co.
25,000,000 	$975,000,000	 665,351
	$25,948,689	2.66%	Goldman, Sachs & Co. /
J.P. Morgan / Morgan Stanley / BNP Paribas / BofA
Merrill Lynch / Citigroup / DNB Markets / HSBC /
Mizuho Securities / MUFG / Scotia Howard Weil / SMBC
Nikko / Wells Fargo Securities / BBVA / Credit Agricole
CIB / ING / TD Securities
Transamerica Funds- Transamerica Long/Short Strategy
	2/22/2016	Cabot Oil & Gas Corporation
(COG) Secondary	12709710	U.S Registered
2,232 	 $20.00 	 $0.325 	$44,640	BofA Merrill
Lynch	 44,000,000 	$880,000,000	 514,613
	$10,292,260	1.17%	J.P. Morgan / BofA
Merrill Lynch / Citigroup / BMO Capital Markets / MUFG
/ TD Securities / Wells Fargo Securities
Transamerica Funds- Transamerica JP Morgan
Long/Short Strategy 	7/12/2016	Regency
Centers Corporation (REG) Secondary	75884910
	U.S. Registered	 300 	 $81.25 	 $1.273
	$24,375	BofA Merrill Lynch
4,350,000 	$353,437,500	 162,300
	$13,186,875	3.73%